Exhibit 99.2

Erie Indemnity Company
Consolidated Statements of Operations
(dollars in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
	(Unaudited)
Operating revenue
Management fee revenue - policy issuance and renewal services	$727,629	$698,340	$3,131,806	$2,894,074
Management fee revenue - administrative services	19,286	17,216	74,058	68,355
Administrative services reimbursement revenue	198,028	201,987	836,639	806,336
Service agreement revenue	6,080	6,547	24,755	26,350
Total operating revenue	951,023	924,090	4,067,258	3,795,115

Operating expenses
Cost of operations - policy issuance and renewal services	595,281	554,793	2,513,435	2,312,324
Cost of operations - administrative services	198,028	201,987	836,639	806,336
Total operating expenses	793,309	756,780	3,350,074	3,118,660
Operating income	157,714	167,310	717,184	676,455

Investment income
Net investment income	24,826	20,920	85,837	70,155
Net realized and unrealized investment gains	24	246	2,336	3,229
Net impairment losses recognized in earnings	(679)	(361)	(3,312)	(4,124)
Total investment income	24,171	20,805	84,861	69,260

Other income	464	3,693	8,558	11,564
Contribution to charitable foundation	(100,000)	—	(100,000)	—
Income before income taxes	82,349	191,808	710,603	757,279
Income tax expense	18,969	39,779	151,268	156,965
Net income	$63,380	$152,029	$559,335	$600,314

Net income per share
Class A common stock – basic	$1.36	$3.26	$12.01	$12.89
Class A common stock – diluted	$1.21	$2.91	$10.69	$11.48
Class B common stock – basic	$204	$490	$1,802	$1,934
Class B common stock – diluted	$204	$490	$1,801	$1,933

Weighted average shares outstanding – Basic
Class A common stock	46,189,058	46,189,060	46,189,024	46,189,044
Class B common stock	2,542	2,542	2,542	2,542

Weighted average shares outstanding – Diluted
Class A common stock	52,307,301	52,310,894	52,305,424	52,306,266
Class B common stock	2,542	2,542	2,542	2,542

Dividends declared per share
Class A common stock	$1.4625	$1.365	$5.5575	$5.19
Class B common stock	$219.375	$204.75	$833.625	$778.50

Erie Indemnity Company
Consolidated Statements of Financial Position
(in thousands)

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents (includes restricted cash of $30,189 and $23,559, respectively)	$345,874	$298,397
Available-for-sale securities	33,902	44,604
Available-for-sale securities lent	3,436	0
Receivables from Erie Insurance Exchange and affiliates, net	735,589	707,060
Prepaid expenses and other current assets, net	66,061	83,902
Accrued investment income	14,311	11,069
Total current assets	1,199,173	1,145,032

Available-for-sale securities, net	1,286,566	991,726
Equity securities	70,624	85,891
Available-for-sale and equity securities lent	61,063	7,285
Fixed assets, net	571,476	513,494
Agent loans, net	93,953	80,597
Defined benefit pension plan	24,137	21,311
Other assets, net	48,489	43,278
Total assets	$3,355,481	$2,888,614

Liabilities and shareholders' equity
Current liabilities:
Commissions payable	$425,320	$408,309
Agent incentive compensation	132,560	75,458
Accounts payable and accrued liabilities	200,701	190,028
Dividends payable	68,109	63,569
Contract liability	47,561	42,761
Deferred executive compensation	9,400	14,874
Securities lending payable	61,936	7,513
Total current liabilities	945,587	802,512

Defined benefit pension plan	33,410	28,070
Contract liability	23,274	21,170
Deferred executive compensation	22,050	19,721
Deferred income taxes, net	24,788	6,418
Other long-term liabilities	22,998	23,465
Total liabilities	1,072,107	901,356

Shareholders' equity	2,283,374	1,987,258
Total liabilities and shareholders' equity	$3,355,481	$2,888,614

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